Exhibit 99.1

PRESS RELEASE

WELLPOINT REVISES 2008 EARNINGS PER SHARE GUIDANCE

Company now forecasts full year GAAP EPS growth in a range of 4 to 8 percent

Indianapolis, IN – March 10, 2008 – WellPoint, Inc. (NYSE: WLP) today announced that it now expects full year 2008 net income to be in the range of $5.76 to $6.01 per share, assuming net realized investment gains of approximately $0.06 per share, which is a revision from the previous forecast of $6.41 per share. This revised growth outlook represents an increase of approximately 4 to 8 percent over net income of $5.56 per share reported for the year ended December 31, 2007.

Net income for first quarter ending March 31, 2008, is now expected to be in the range of $1.16 to $1.26 per share, assuming net realized investment gains of approximately $0.06 per share, compared with the prior forecast of $1.44 per share and the $1.26 per share reported for the first quarter of 2007.

“We are making these revisions to our prior earnings guidance due to higher than expected medical costs, lower than expected fully insured enrollment and, to a lesser extent, the changing economic environment in which we are operating,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “While we are disappointed with having to revise our 2008 outlook, we are still expecting growth this year, with record levels of membership, revenue and earnings per share. We are taking actions and making investments in our business to further improve our performance during the balance of this year and beyond.”

The revision in full year 2008 earnings guidance is primarily attributable to the following areas:

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Higher Than Expected Medical Costs. The Company incurred higher-than-expected medical costs during the first two months of 2008 and has revised its full year outlook for Individual and Local Group fully insured medical cost trends to a range of 8.0 percent, plus or minus 50 basis points. Medical cost trends are also being impacted by less favorable than expected prior year reserve development in 2008.

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Lower Than Expected Fully Insured Enrollment. Medical enrollment exceeded 35.2 million members as of February 29, 2008, representing growth of 410,000 members from December 31, 2007. Although this overall membership increase was in-line with the Company’s expectation, the composition of growth was weighted more towards self-funded products than the Company planned. Enrollment in fully insured products was below expectations primarily due to a shortfall in Medicare Advantage growth and declines in Small Group and Individual membership.

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Changing Economic Environment. The Company believes that current economic conditions have partially contributed to the lower fully insured enrollment results and higher than expected benefit buy-downs. In addition, a Medi-Cal premium reduction is scheduled for July 1, 2008, in California, the Company’s largest State Sponsored market with approximately 1.2 million members.

“We continue to have a strong financial base,” noted Wayne DeVeydt, executive vice president and chief financial officer of WellPoint, Inc. “Our operating cash flow is now expected to be approximately $3.7 billion for the year, down from our earlier projections but still above our projected net income. We expect to utilize our strong cash flow to enhance shareholder value by making strategic investments in the products and services we offer to customers, evaluating merger and acquisition opportunities in a prudent fashion, and effectively managing our capital.”

OUTLOOK

Full Year 2008:

•	The Company now expects net income to be in the range of $5.76 to $6.01 per share, assuming net realized investment gains of approximately $0.06 per share.

•	Year-end medical enrollment is now expected to be approximately 35.3 million members, representing growth for the year of approximately 500,000 members.

•	Operating revenue is now expected to be approximately $62.0 billion.

•	The benefit expense ratio is now expected to be in the range of 82.8 to 83.1 percent.

•	The SG&A expense ratio is now expected to be approximately 14.3 percent.

•	Operating cash flow is now expected to be approximately $3.7 billion, or approximately 1.2 times net income.

First Quarter 2008:

•	The Company now expects net income to be in the range of $1.16 to $1.26 per share, assuming net realized investment gains of approximately $0.06 per share.

Conference Call and Webcast

Management will host a conference call and webcast today at 5:30 p.m. Eastern Daylight Time (“EDT”) to discuss its revised outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 915062. The replay will be available from 8:00 p.m. EDT today until the end of the day on March 24, 2008. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 317-488-6789

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government regulation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part C and Medicare Part D Prescription Drug benefits programs, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process correct information, uncollectability of premium from members, increased medical or pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs; non-compliance with the complex regulations imposed on Medicare and Medicaid programs; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, applicable to our investment portfolios; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.

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